Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SAVE FOODS, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF FEBRUARY, A.D. 2021, AT 12:07 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4672107 8100
SR# 20210583724

Authentication: 202574509
Date: 02-23-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 02/23/2021
FILED 12:07 PM 02/23/2021
SR 20210583724 - File Number 4672107

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF SAVE FOODS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation, as amended, of Save Foods, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the "Board") duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on January 18, 2021, a resolution proposing and declaring advisable the following amendment to restate Article IV of the Certificate of Incorporation of said Corporation:

> "Reverse Stock Split. Without any other action on the part of the Corporation or any other person, effective upon filing of this Certificate of Amendment with the Secretary of the State of Delaware (the "***Effective Time***"), each share of the Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "***Pre-Split Common Stock***") shall automatically and without any action on the part of the holder thereof be reclassified such that each seven (7) shares of Common Stock shall become one (1) share of the Common Stock (such reduction and resulting combination of shares is designated at the "***Reverse Stock Split***"). The par value of the Common Stock following the Reverse Stock Split shall remain $0.0001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder's Pre-Split Common Stock divided by seven (7) and then rounded up to the nearest whole number. No fractional shares will be issued in connection with the following Reverse Stock Split.
>
> The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred million (500,000,000), of which (i) four hundred and ninety five million (495,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the "Undesignated Preferred Stock").
>
> Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in this Article IV."

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have approved the amendment to Article IV by majority written consent in accordance with Section 228 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 23rd day of February 2021.

SAVE FOODS, INC.

By: ______________________

Name: David Palach
Title: Chief Executive Officer